EXHIBIT 99.2

For information contact:
Rick Wadsworth, MDSI Mobile Data Solutions Inc., 519-729-7998 or ir@mdsi.ca

NEWS RELEASE

MDSI Reports Q2 2004 Results

Richmond, B.C. (July 27, 2004) – In the second quarter of 2004, MDSI Mobile Data Solutions Inc. (Nasdaq: MDSI; TSX: MMD), the leading provider of mobile workforce management solutions, recorded $11.8 million in revenue, lost 15 cents per fully diluted share, including 21 cents per share in strategic expenses associated with the proposed acquisition of MDSI announced April 13th and terminated today. MDSI increased its cash position for the sixth consecutive quarter—at June 30, 2004 the balance was $18.8 million.

“We continue to operate our business efficiently. Excluding strategic expenses, the bottom line result for the quarter was ahead of our expectations, and our business continues to generate cash,” stated Erik Dysthe, MDSI’s President, CEO and Chairman.

Total revenue in Q2 2004 of $11.8 million (Q2 2003: $11.4 million) was comprised of software and services revenue of $7.3 million (Q2 2003: $7.4 million), maintenance and support revenue of $4.4 million (Q2 2003: $3.4 million) and third party products and services revenue of $193,000 (Q2 2003: $612,000). The $193,000 is comprised of zero-margin revenue (Q2 2003: $285,000) associated with reimbursable expenses required to be recognized on a gross basis under US GAAP.

Gross margin for Q2 2004 was 59% (Q2 2003: 50%). MDSI’s Q2 2004 gross margin benefited approximately 4% from a one-time recovery of costs on a project. The zero-margin revenue decreased Q2 2004 gross margin by 1% (Q2 2003: 2%).

During Q2 2004 MDSI incurred total operating expenses of $7.9 million (Q2 2003: $6.7 million), though $1.8 million of this amount related to strategic expenses (Q2 2003: $825,000) associated with the proposed acquisition of MDSI. The remainder of operating expenses in Q2 2004 totaled $6.2 million (Q2 2003: $5.9 million) and was comprised of $1.6 million in research and development expenses (Q2 2003: $1.4 million), $2.3 million in sales and marketing expenses (Q2 2003: $2.9 million), $2.0 million in general and administrative expenses (Q2 2003: $1.6 million) and $274,000 in bad debt expense (nil in Q2 2003), relating primarily to an MDSI partner in financial distress to which MDSI was a subcontractor on a project.

MDSI incurred a net loss of $1.2 million in Q2 2004 (Q2 2003: $1.4 million net loss). Again, $1.8 million of this amount was attributable to strategic expenses.

MDSI maintained a strong balance sheet during Q2 2004. The Company’s cash balance grew to $18.8 million (December 31, 2003: 15.8 million, March 31, 2003: $16.9 million). The increase was attributable primarily to operating activities. The company has no long-term debt other than obligations under capital leases.

For the first half of 2004, MDSI’s total revenue was $24.5 million (first half 2003: $23.2 million), inclusive of $919,000 in zero-margin revenue (first half 2003: $1.4 million) and the net loss was $860,000 (first half 2003: $1.5 million net loss), inclusive of $2.1 million in strategic expenses (first half 2002: $825,000).

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Looking forward to Q3 2004, MDSI expects total revenue of approximately $12 million. The Company also expects direct and general and administrative expenses to return to levels more similar to Q1 2004. Sales and marketing expense should be relatively consistent with Q2 2004 levels. Research and development expense should increase in Q3 2004 to reflect recent hiring and work on new product functionality. MDSI estimates that strategic expenses in Q3 2004 will be $250,000. Including such expenses, the Company expects a break-even quarter.

As announced today, MDSI and @Road have resolved to terminate their agreement, announced April 13th, providing for the acquisition of MDSI by @Road. MDSI believes that the proposed transaction is no longer in the best interest of MDSI and its shareholders.

Erik Dysthe noted, “My focus now is to create value again, which I believe means returning to the path we were previously on—a path that focused on customer needs and that produced two quarters ahead of our expectations. We fully intend to move forward with the product development, sales and marketing and other plans that we outlined at the beginning of the year, which we believe sets the stage for MDSI’s future growth.”

All figures in this news release are unaudited, in US dollars and according to US GAAP. Unaudited, condensed consolidated financial statements are presented below.

About MDSI
MDSI is the largest, most successful and experienced provider of mobile workforce management software in the world. MDSI’s software improves customer service and relationships and reduces operating costs by allowing companies to manage field resources more effectively. Headquartered in Richmond, BC, Canada, MDSI was founded in 1993 and has approximately 350 employees. The company has operations and support offices in the United States, Canada, Europe and Australia. MDSI services approximately 100 customers and has licensed more than 80,000 field service users around the world. MDSI is a public company traded on the Toronto Stock Exchange (MMD) and on NASDAQ (MDSI). www.mdsi.ca.

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This press release contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements in this release include statements regarding: MDSI’s expectations regarding the amount and timing of revenues and earnings in future periods; MDSI’s expectations regarding the mix of revenues in future periods; MDSI’s expectations regarding the amount and timing of research and development expenses, and the benefit to MDSI of such expenses; MDSI’s expectations regarding the amount and adequacy of its cash reserves in future periods; and MDSI’s expectations regarding the nature and amount of expenses in future periods. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties such as: the possibility that our potential customers will defer purchasing decisions due to economic, political or other conditions or will purchase products offered by our competitors; risks associated with litigation and the expenses associated with such litigation; the failure of MDSI to maintain anticipated levels of expenses in future periods and the risk that cost reduction efforts may adversely affect the ability of MDSI to achieve its business objectives; the risks associated with the collection of accounts receivable; the risks associated with technical difficulties or delays in product introductions and improvements; product development, product pricing or other initiatives of MDSI’s competitors; the amount and timing of strategic expenses; and other risks and uncertainties detailed in MDSI’s most recent Annual Report on Form 10-K and quarterly report on Form 10-Q filed with the Securities and Exchange Commission. MDSI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

MDSI MOBILE DATA SOLUTIONS INC.
Condensed Consolidated Statements of Operations
(Expressed in United States dollars)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2004	2003	2004	2003

REVENUE
Software and services	$ 7,250,212	$ 7,379,187	$ 14,731,926	$ 14,592,620
Maintenance and support	4,357,923	3,368,101	8,660,650	6,185,895
Third party products and services	192,727	611,937	1,058,984	2,464,682

	11,800,862	11,359,225	24,451,560	23,243,197

DIRECT COSTS	4,822,554	5,638,356	11,412,543	11,566,460

GROSS PROFIT	6,978,308	5,720,869	13,039,017	11,676,737

OPERATING EXPENSES
Research and development	1,597,346	1,418,925	3,132,690	2,697,951
Sales and marketing	2,317,201	2,884,236	4,452,252	5,832,179
General and administrative	1,971,260	1,612,857	3,724,321	3,182,923
Bad Debts Expense	273,586	--	273,586	--
Strategic Expenses	1,770,299	825,120	2,120,299	825,120

	7,929,692	6,741,138	13,703,148	12,538,173

OPERATING LOSS
	(951,384)	(1,020,269)	(664,131)	(861,436)
OTHER (EXPENSE) INCOME	(11,220)	(208,491)	214,898	(461,110)

LOSS FROM OPERATIONS BEFORE
TAX PROVISION	(962,604)	(1,228,760)	(449,233)	(1,322,546)

PROVISION FOR INCOME TAXES	240,946	124,996	410,734	224,258

NET LOSS FOR THE PERIOD	(1,203,550)	(1,353,756)	(859,967)	(1,546,804)

DEFICIT, BEGINNING OF PERIOD	(29,575,512)	(26,469,400)	(29,919,095)	(26,276,352)

DEFICIT, END OF PERIOD	$(30,779,062)	$(27,823,156)	$(30,779,062)	$(27,823,156)

Loss per common share

Net Loss

Basic	$ (0.15)	$ (0.17)	$ (0.10)	$ (0.19)

Diluted	$ (0.15)	$ (0.17)	$ (0.10)	$ (0.19)

Weighted average shares outstanding

Basic	8,280,528	8,202,814	8,251,554	8,194,129

Diluted	8,280,528	8,202,814	8,251,554	8,194,129

MDSI MOBILE DATA SOLUTIONS INC.
Condensed Consolidated Balance Sheets
(Expressed in United States dollars)
(Unaudited)

	As at
	June 30,	December 31,

	2004	2003

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 18,750,990	$ 15,827,043
Accounts receivable, net
Trade	5,309,049	8,610,846
Unbilled	2,419,728	2,446,271
Prepaid expenses and other assets	1,090,194	1,838,425

	27,569,961	28,722,585

CAPITAL ASSETS, NET	7,227,679	7,990,457
LONG TERM DEFERRED TAXES	358,640	357,628

	35,156,280	37,070,670

TOTAL ASSETS	$ 35,156,280	$ 37,070,670

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$ 1,981,836	$ 1,786,665
Accrued liabilities	5,691,432	4,677,980
Income taxes payable	1,078,488	917,183
Deferred revenue	9,264,810	11,560,446
Current obligations under capital lease	1,035,959	1,204,269

	19,052,525	20,146,543

OBLIGATIONS UNDER CAPITAL LEASES	503,915	982,016

TOTAL LIABILITIES	19,556,440	21,128,559
STOCKHOLDERS' EQUITY
Common stock	44,711,878	44,329,182
Additional paid-up capital	2,357,128	2,222,128
Deficit	(30,779,062)	(29,919,095)
Comprehensive Income	(690,104)	(690,104)

	15,599,840	15,942,111

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 35,156,280	$ 37,070,670

MDSI MOBILE DATA SOLUTIONS INC.
Condensed Consolidated Statements Of Cash Flows
(Expressed in United States dollars)
(Unaudited)

	Three months ended June 30,		Six months ended June 30,

	2004	2003	2004	2003

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss from continuing operations	$(1,203,550)	$(1,353,756)	$ (859,967)	$(1,546,804)
Items not affecting cash:
Depreciation, amortization and
provision for valuation of
intangible assets	695,915	771,853	1,274,976	1,502,614
Deferred income taxes	--	170,000	(1,012)	170,000
Stock based compensation charge	--	--	135,000	--
Changes in non-cash operating
working capital items	2,499,729	2,087,207	3,150,863	3,901,376

Net cash provided by operating
activities	1,992,094	1,675,304	3,699,860	4,027,186

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of Common Shares	354,739	3,966	382,696	77,033
Issuance (repayment) of capital leases	(282,211)	(318,915)	(646,411)	(789,472)

Net cash provided by (used in)
financing activities	72,528	(314,949)	(263,715)	(712,439)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of capital assets	(187,437)	(203,983)	(512,198)	(626,076)

Net cash used in investing activities	(187,437)	(203,983)	(512,198)	(626,076)

NET CASH INFLOW	1,877,185	1,156,372	2,923,947	2,688,671

CASH AND CASH EQUIVALENTS, BEGINNING OF
PERIOD	16,873,805	12,549,244	15,827,043	11,016,945

CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 18,750,990	$ 13,705,616	$ 18,750,990	$ 13,705,616